Exhibit 10.8

Amended and Restated H&R Block Executive Performance Plan
(As Amended and Restated on June 20, 2019)

Article 1.    General.

Section 1.1    Purposes. The purposes of the H&R Block Executive Performance Plan (the “Plan”) are to attract and retain highly qualified individuals as executive officers; to obtain from each the best possible performance in order to achieve particular business objectives established for H&R Block, Inc. (the “Company”) and its subsidiaries.

Section 1.2    Administration. The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”). The Committee shall adopt such rules and guidelines as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration and application of the Plan shall be determined by a majority of the members of the Committee then in office, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The determination of the majority shall be final and binding in all matters relating to the Plan. The Committee shall have authority to determine the terms and conditions of the Awards granted to eligible persons specified in Section 1.3 below.

Section 1.3    Eligibility. Awards may be granted only to employees of the Company or any of its subsidiaries who are at the level of Assistant Vice President or at a more senior level and who are selected for participation in the Plan by the Committee. A qualifying employee so selected shall be a “Participant” in the Plan.

Article 2.     Awards.

Section 2.1    Awards. The Committee may grant annual performance-based awards (“Awards”) to Participants with respect to each fiscal year of the Company, a portion thereof, or any longer period as determined by the Committee (each such fiscal year, portion thereof, or other longer period to constitute a “Performance Period”), subject to the terms and conditions of the Plan. Awards shall be in the form of cash compensation. The Committee shall establish (a) performance goals and objectives (“Performance Targets”) for the Company and the subsidiaries and divisions thereof for such Performance Period, (b) target awards (“Target Awards”) for each Participant, which shall be a specified dollar amount, and (c) schedules or other objective methods for determining the applicable performance percentage (“Performance Percentage”) to be multiplied by each portion of the Target Award to which a Performance Target relates in arriving at the actual Award payout amount pursuant to Section 2.4 (“Performance Schedules”). The Committee shall specify the Performance Targets applicable to each Participant for each Performance Period and shall further specify the portion of the Target Award to which each Performance Target shall apply. In no event shall a Performance Schedule include a Performance Percentage in excess of 200% of the Target Award.

Section 2.2    Performance Targets. Performance Targets established by the Committee each year shall be based on one or more variations of the following business criteria: (a) earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes, or other measures of earnings, (b) revenues, (c) free cash flow, (d) sales of products, services or accounts, (e) numbers of income tax returns prepared or number of products or services sold, (f) margins, (g) earnings per share, (h) return on equity, (i) return on invested capital, and (j) stock performance or total shareholder return. For any Performance

Exhibit 10.8

Period, Performance Targets may be measured on an absolute or relative basis, on an aggregate or per share basis, or by reference to an index or indices or other measures and may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, segments, lines of business, or operating units or with respect to continuing operations or on a consolidated basis) or the past or current performance of other companies (or a combination of such past and current performances). In all cases, the Committee will retain the ability to exercise discretion to modify the actual Award payout based on subjective determinations or other objective performance metrics that may be established concurrently or at a later date.

Section 2.3    Employment Requirement. To be eligible to receive payment of an Award, the Participant must have remained in the continuous employ of the Company or its subsidiaries through the end of the applicable Performance Period or through the applicable payment date, as provided by the Committee, provided that, in the event the Participant’s employment terminates during the Performance Period due to death, disability or retirement, the Committee may, at its sole discretion, authorize the Company or the applicable subsidiary to pay in full or on a prorated basis an Award determined in accordance with Sections 2.4 and 2.5. For purposes of this Section 2.3, (a) “disability” shall be as defined in the employment practices or policies of the applicable subsidiary of the Company in effect at the time of termination of employment, and (b) “retirement” shall mean termination of employment with all subsidiaries of the Company by the Participant after either attainment of age 60 or attainment of age 55 and the completion of at least five (5) years of employment with the Company or its subsidiaries.

Section 2.4    Determination of Awards. The Committee shall, promptly after the date on which the necessary financial or other information for a particular Performance Period becomes available, determine the extent to which Performance Targets have been achieved. Using the Performance Schedules, the Committee shall determine the Performance Percentage applicable to each Performance Target and multiply the portion of the Target Award to which the Performance Target relates by such Performance Percentage in order to arrive at the actual Award payout for such portion.

At the time Target Awards are determined, the Committee may specify that the Performance Percentage attributable to any one or more portions of a Participant’s Target Award may not exceed the Performance Percentage attributable to any other portion of the Participant’s Target Award. In the event such specification is made, actual Award payouts shall be determined accordingly.

Section 2.5    Limitations on Awards. No Participant under the Plan may receive an Award that is greater than $3,000,000 for a 12-month Performance Period or a proportionate amount for a Performance Period longer or shorter than 12 months.

Section 2.6    Payment of Awards. Payment of Awards shall be made by the Company or the applicable employer subsidiary as soon as administratively practical following the determination by the Committee of the extent to which the applicable Performance Targets have been achieved and the determination of the actual Awards in accordance with Sections 2.4 and 2.5. All Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes. Awards otherwise payable hereunder may be paid on a deferred basis pursuant to the H&R Block, Inc. Deferred Compensation Plan for Executives, as amended, or pursuant to any other deferred compensation plan that may be implemented with Committee approval in compliance with the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

Exhibit 10.8

Section 2.7    Adjustment of Awards. In the event of the occurrence during the Performance Period of any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-off, combination, liquidation, dissolution, discontinuation, sale of assets, other similar corporate transaction or event, any changes in applicable tax laws or accounting principles, or any unusual, extraordinary or nonrecurring events (as described in Financial Accounting Standards Board Accounting Standards 225-20 “Extraordinary and Unusual Items” (or any successor provision) or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable fiscal year) involving the Company which distorts the performance criteria applicable to any Performance Target, the Committee shall adjust the calculation of the performance criteria and the applicable Performance Targets as is necessary to prevent reduction or enlargement of Participants’ Awards under the Plan for such Performance Period attributable to such transaction, change, or event. Such adjustments shall be conclusive and binding for all purposes.

Article 3.    Miscellaneous.

Section 3.1    No Rights to Awards or Continued Employment. No employee of the Company or any of its subsidiaries shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken under the Plan shall be construed as giving any employee any right to be retained by the Company or any subsidiary of the Company.

Section 3.2    No Limits on Other Awards and Plans. Nothing contained in this Plan shall prohibit the Company or any of its subsidiaries from establishing other special awards or incentive compensation plans providing for the payment of incentive compensation to employees of the Company and its subsidiaries, including any Participants.

Section 3.3    Restriction on Transfer. The rights of a Participant with respect to Awards under the Plan shall not be transferable by the Participant other than by will or the laws of descent and distribution.

Section 3.4    Source of Payments. The Company and its subsidiaries shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company or any of its subsidiaries, such rights shall be no greater than those of an unsecured creditor.

Section 3.5    Effective Date; Term; Amendment. The Plan is effective for any Award granted on or after June 20, 2019, and shall remain in effect until such time as it shall be terminated by the Board of Directors of the Company. The Board of Directors may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part.

Section 3.6    Prohibited or Unenforceable Provisions. Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan. Notwithstanding the foregoing, the Board of Directors may amend the Plan from time to time as set forth in Section 3.5.

Section 3.7    Other Plans. Payments of Awards pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (a) such other plan's definition of compensation includes payments made pursuant to the Plan or (b) the Board of Directors or the Committee so determines.

Section 3.8    Forfeiture. If the Company is required to file restated quarterly or annual financial statements due to the Company’s material noncompliance with generally accepted accounting principles

Exhibit 10.8

or any financial reporting requirement under the securities laws, the Company shall recover from any Participant who is a current or former executive officer of the Company who received payment of an Award during the three-year period preceding the time period for which the Company is required to file an accounting restatement, based on erroneous data, the amount in excess of what would have been paid to the executive officer under the accounting restatement. Awards are also subject to the Company’s clawback policy set forth in the H&R Block, Inc. Corporate Governance Guidelines (as may be amended from time to time) and any successor or replacement policy thereto.

Section 3.9    Governing Law. The Plan and all rights and Awards hereunder shall be construed in accordance with and governed by the laws of the State of Missouri.